Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         June 6, 2005

AMREP CORPORATION

(Exact Name of Registrant as Specified in Charter)

Oklahoma	1-4702	59-0936128
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification Number)

641 Lexington Avenue, New York, New York               10022

(Address of Principal Executive Offices)          (Zip Code)

Registrant’s telephone number, including area code (212) 705-4700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

By letter dated June 2, 2005 (the “Offer Letter”), the Registrant offered to employ Joseph S. Moran as Vice President, General Counsel and Secretary of the Registrant. The Registrant received Mr. Moran’s signed acceptance on June 6, 2005 and, on that date, he was elected to those positions and his employment by the Registrant commenced.

As provided in the Offer Letter, Mr. Moran’s employment by the Registrant is at will, his starting salary is $185,000 per annum and he is entitled to participate in the Registrant’s employee benefit plans in accordance with the Registrant’s established policy and the various plan requirements. Additionally, the Registrant will provide Mr. Moran with relocation assistance including reimbursement for reasonable temporary living expenses and moving costs, along with a tax gross-up to make him whole with regard to any taxes he may incur which are attributable to the relocation assistance.

The Offer Letter is included as Exhibit 10.1 to this Current Report and such Exhibit is incorporated into this Item 1.01 by reference, and any description of the Offer Letter in this Item 1.01 is qualified by such reference.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit 10.1.	Offer letter dated June 2, 2005 from the Registrant to Joseph S. Moran.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 8 , 2005

AMREP Corporation

By: /s/ Peter M. Pizza
Peter M. Pizza, Vice President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer letter dated June 2, 2005 from the Registrant to Joseph S. Moran.

EXHIBIT 10.1

June 2, 2005

Mr. Joseph S. Moran

Dear Joe:

AMREP Corporation, an employer at will, is pleased to confirm our offer of employment to you as Vice President, General Counsel and Secretary, reporting on a day-to-day basis to the Executive Committee of the Corporation’s Board of Directors, including its Chairman and Vice Chairman.

Your starting salary will be $185,000 per annum. In addition, you will be eligible to participate in any discretionary bonus program for executives as may be determined from time-to-time by the Board’s Executive Committee or its Human Resources Committee or by the Board itself.

Your start date shall be June 6, 2005. Your initial place of employment will be the Corporation’s headquarters at 641 Lexington Avenue, New York, New York, with the understanding that it is the Executive Committee’s intention to recommend to the Board the relocation of the Corporation’s headquarters later this year to the Fort Washington, Pennsylvania area. It is understood that you will relocate from Massachusetts to the metropolitan Philadelphia area, once the new headquarters is established. You will receive relocation assistance, which will include reasonable temporary living expenses in New York, and, if required, in the metropolitan Philadelphia area, including housing, meal allowance, travel and commuting expense from the Boston area, two house hunting trips by your spouse and other reasonable and customary expenses associated with temporary living. The Corporation will also pay the reasonable expenses for the packing, storage, transportation, delivery and unpacking of your household goods and vehicles. Further, you shall receive a gross-up for actual taxes incurred and paid by you on relocation support received from the Corporation, it being understood that many of these expenses will not be taxable to you.

You will be eligible to participate in our health insurance, long-term disability and life insurance plans, our 401(k) plan and our vacation, holiday and other benefit plans in accordance with established AMREP policy and the requirements of the governing plan documents, which generally have waiting periods ranging from “the first of the month following 90-days of employment” for health insurance to one year for the 401(k) plan and which waiting periods generally cannot be waived. If you currently have COBRA coverage, we will reimburse you a portion of your premiums from your start date, June 6, until the time you are eligible to be covered under our plan in an amount equal to what we would have paid had you been in our plan (but not to exceed the premium you are actually paying).

We trust that you will find the Vice President, General Counsel & Secretary position both challenging and rewarding. We are very pleased that you will be joining AMREP, and we look forward to a productive working relationship.

Sincerely,

/s/ Edward B Cloues,II	/s/ Nicholas G. Karabots
Edward B. Cloues, II	Nicholas G. Karabots
Chairman of the Board and	Chairman of the Human
of the Executive Committee	Resources Committee

This is to confirm that I, Joseph S. Moran, accept AMREP’s offer of employment and agree to the terms and conditions as outlined in this letter, including my status as an employee at will. I also agree not to divulge the provisions of this offer to other AMREP employees.

/s / Joseph S. Moran	Date: June 3, 2005

Joseph S. Moran